Exhibit 10.1

[*]	designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

SIXTH AMENDMENT TO PROGRAM AGREEMENT

This SIXTH AMENDMENT (“Sixth Amendment”) to the September 19th, 2007, Program Agreement as previously amended (the “Agreement”) by and between Republic Bank & Trust Company (“Republic”), a Kentucky banking corporation, and Jackson Hewitt Inc. (“JHI”), a Virginia corporation, is effective as of the 14th day of December, 2010.

RECITALS

WHEREAS, Republic and JHI entered into the Agreement on September 19, 2007.

WHEREAS, Republic and JHI amended the Agreement on December 2, 2008, November 23, 2009, December 29, 2009, June 30, 2010 and September 30, 2010.

WHEREAS, Republic and JHI desire to Amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Republic and JHI do hereby agree to amend the Agreement as follows:

AMENDMENTS

1.	Section 2.1 (c) is modified to read as follows:

(c)

For each of Tax Seasons 2011, 2012, 2013, 2014 and 2015 Republic shall be the exclusive provider of Refund Anticipation Loans and/or Assisted Refunds to Jackson Hewitt Tax Service Customers for all locations as set out in a list agreed upon by the parties prior to execution of this Agreement for Tax Season 2011 and substitutions to such list prior to November 15th in each additional year of this Agreement (such list as evidenced by the parties’ signatures and such ERO locations or substitute equivalent locations shall be referred to as “Designated ERO Locations” and are subject to the terms of Section 2.2 (c) below). Notwithstanding the foregoing, the number of Designated ERO Locations for Tax Seasons 2012, 2013, 2014 or 2015 shall not exceed the Designated ERO Locations for Tax Season 2011 without the prior written consent of Republic. In addition, it is understood that this Agreement solely relates to the provision of services to Customers in Designated ERO Locations by Jackson Hewitt Tax Service tax preparers and not any other method of distribution (e.g. online tax preparation services).

2.	Section 2.2 (c) is modified to read as follows:

(c)	For each of Tax Seasons 2011, 2012, 2013, 2014 and 2015 JHI shall designate Republic as the sole and exclusive Refund Anticipation Loan and/or Assisted Refund provider under the Program for the Designated ERO Locations, subject to the provisions of Section 2.1 (c) of the Agreement, as amended. For each Tax Season, equivalent locations that may be substituted for the Designated ERO Locations, (1) shall be no more than 5% of the Designated ERO Locations in total and in no event shall a removed location be permitted to be signed up with another RAL provider in the year of substitution; and (2) must meet Republic’s ERO underwriting criteria. [*]

3.	Section 2.2 (e) is added in its entirety:

(e)

On or before June 30th of each year of the term, Republic shall notify JHI in writing whether or not Republic will be offering its RAL and/or AR products to any JHI ERO locations that did not make RALs available in the previous tax season through Republic or any other RAL provider (“AR Locations”). For any AR Locations that Republic does not notify JHI that it will offer RALs, JHI has the right to obtain and contract for RALs and ARs through another RAL and AR provider. Furthermore, JHI has the right to contract for multiple years through another RAL and AR provider in order to offer RALs and ARs through the AR Locations. However, if JHI has not contracted to offer RALs and ARs through all AR Locations by October 15th of each year of the term, Republic shall have a right of first refusal to offer ARs through any AR Locations not offering RALs. Republic shall notify JHI in writing on or before the earlier of (i) November 15th of each year of the term or (ii) thirty (30) days after the date JHI provides written notice in accordance with the preceding sentence if earlier than October 15, of its intent to offer ARs through the applicable AR Locations. For any AR Locations that Republic does not notify JHI of its intent to offer ARs, JHI has the right to obtain and contract for ARs through another AR provider. The foregoing right of first refusal shall not be applicable for such years that JHI is contractually committed to another RAL or AR provider in accordance with the foregoing.

4.	Section 2.2 (f) is added in its entirety:

(f)	In the event that Republic ceases to offer RALs to JHI Customers in the Designated ERO Locations, Republic shall still have the sole and exclusive right to offer ARs in the Designated ERO Locations and those Designated ERO Locations will be subject to Section 2.1 (a) above.

5.	Section 7.4 (b) is modified to read as follows:

(b)

All Financial Product disbursements shall be made to the Customer net of all authorized fees, deductions or charges. From the Customer’s refund, and after the RAL payoff (if applicable), disbursements will be made in the following order: (1) Republic, for Tax Refund Administration Fees; (2) ERO, for tax preparation fees; (3) JHI and ERO, as directed, for the Gold Guarantee Fee; (4) JHI, for the Transmitter Fee; (5) Republic, for prior year RAL obligation(s); (6) RAL provider other than Republic, for prior year obligation (if applicable); and (7) Customer, for all remaining funds. However, in the event that following the RAL payoff Republic does not receive funds in excess of its Tax Refund Administration Fee, all funds received will be disbursed to the Customer.

6.	Section 9.1 is modified to read as follows:

9.1	Term. This Agreement shall be effective upon its execution and applicable to the Program for Tax Seasons 2011, 2012, 2013, 2014 and 2015 and all related periods. This Agreement shall terminate and expire on October 31, 2015, unless extended by written agreement of the parties (the “Term”).

7.	Section 9.4 is modified to read as follows:

Termination by Republic.

(a)

On or before June 30th of each year of the term, Republic may, at its option, terminate this Agreement early by giving written notice of termination to JHI, which will terminate the Agreement with respect to the remaining Tax Seasons.

(b)

On or before September 16 of each year of the Term, Republic shall have the right to terminate this Agreement if the Republic Customers who have obtained RALs during the Tax Season ending during such year have in the aggregate a RAL delinquency in excess of: (i) [*] based upon Republic’s RAL history as measured on August 31 of such year (and after taking into account all August fundings by the IRS) if the IRS did not provide a Debt Indicator (DI) in its acknowledgement record [*], or (ii) [*] based upon Republic’s RAL history as measured on August 31 of such year (and after taking into account all August fundings by the IRS) if the IRS did provide a DI in its acknowledgement record [*]; provided, however, that such termination shall only be effective if Republic first delivers notice to JHI no later than September 5 of such year requesting a meeting to discuss issues surrounding potential termination, and thereafter the parties mutually endeavored in good faith to modify the Program in a manner resolving such matter for a period of no less than ten (10) days after such notice was received by JHI, and within two days after such tenth day, a termination notice is delivered to JHI by Republic. In the event of a termination by Republic pursuant to this Section 9.4, JHI shall pay to Republic a termination fee in an amount equal to [*] No later than November 5, Republic shall deliver to JHI the detail of the calculation of such fee. Republic will provide JHI with all additional information reasonably requested by JHI to validate such calculation. If JHI agrees with such calculation, JHI shall make such payment no later than two (2) business days after its receipt of information requested from Republic. If JHI disputes such calculation, such disagreement shall be resolved pursuant to the dispute resolution procedures set forth in this Agreement and JHI shall not make any payment until such dispute is resolved. The remedy set forth in this Section 9.4 shall be Republic’s sole remedy with respect to RAL losses.

8.	Republic and JHI enter into this Sixth Amendment only for the purposes stated herein. Unless otherwise amended herein, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, this Sixth Amendment has been executed and delivered by a duly authorized officer of each party as of the date set forth above.

REPUBLIC BANK & TRUST COMPANY		JACKSON HEWITT INC.

By:	/s/ William R. Nelson	By:	/s/ Daniel P. O’Brien

Name:	William R. Nelson	Name:	Daniel P. O’Brien

Title:	President – TRS	Title:	EVP & CFO